                                                                    Exhibit 3.21

                          CERTIFICATE OF INCORPORATION

                                       OF

                     WIX FILTRATION MEDIA SPECIALISTS, INC,

                                   * * * * * *

     1. The name of the Corporation is

                     WIX FILTRATION MEDIA SPECIALISTS, INC.

     2. The address of its registered office in the State of Delaware is
Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County
of New Castle. The name of its registered agent at such address is The
Corporation Trust Company.

     3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     4. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar ($1) amounting in the aggregate to One Thousand Dollars
($1,000).

     The holders of common stock shall, upon the issue or sale of shares of stock of any class (whether now or hereafter authorized) or any securities convertible into such stock have the right, during such period of time and on such conditions as the Board of Directors shall prescribe, to subscribe to and purchase such shares or securities in proportion to their respective holdings of common stock, at such price or prices as the Board of Directors may from time to time fix and as may be permitted by law.

     5A. The name and mailing address of the incorporator is as follows:

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     NAME                         MAILING ADDRESS
     ----                         ---------------
     Steven E. Keller             4500 Dorr Street
                                  P.O. Box 1000
                                  Toledo, Ohio 43697

     5B. The name and mailing address of each person, who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

     NAME                         MAILING ADDRESS
     ----                         ---------------
     Richard B. Forde             Dana Corporation
                                  Wix Filtration Products Group
                                  2906 Realty Court
                                  Gastonia, NC 28054

     6. The Corporation is to have perpetual existence.

     7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the by-laws of the Corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

     To set apart out of any the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The
Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of any member of the committee, the member or members thereof

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present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of
Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the
Board of Directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

     8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

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     Meetings of stockholders may be held within or without the State of
Delaware, as the by-laws may provide. The books of the Corporation may be kept
(subject to any provision contained in the statutes) outside the State of
Delaware at such place or places as may be designated from time to time by the
Board of Directors or in the by-laws of the Corporation.

     9. A director of the Corporation shall not be personally liable to the
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the
State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal, amendment or other modification of this article shall not affect the liability or alleged liability of any directors of the Corporation then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     10. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute and all rights conferred upon stockholders herein are granted subject to this reservation.

     I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the
State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed

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and the facts herein stated are true, and accordingly have hereunto set my hand this 23rd day of February, 1996.

                                           /s/ Steven E. Keller
                                           -------------------------------------
                                           Steven E. Keller
                                           Incorporator